Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cyclacel Pharmaceuticals, Inc. of our report dated March 8, 2023, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

New York, New York

July 24, 2023